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                                                                    Exhibit 6.06

                        AGREEMENT FOR ADVANCEMENT OF LOAN

WHEREAS, Brooke Credit Corporation ("lender") has agreed to loan G. I. Agency,
Inc. ("borrower") the amount of $300,000 for the purpose of financing the down payment for acquiring Brooke Financial Services of Grand Island, Nebraska for a total purchase price of $1,000,000. The lender's agreement to extend credit is subject to the following terms and conditions.

1. Borrower shall execute a separate promissory note in the amount of $300,000.
Said promissory note shall provide for 120 equal monthly payments in the approximate amount of $4,132.50 and shall mature September 12, 1998. Said promissory note shall also provide for an interest rate of 11% per annum.

2. Borrower shall execute a separate security agreement which provides for a purchase money security interest in the acquired insurance agency and all related assets. Additionally, said security agreement shall provide for a second lien in the insurance agency and all related assets now owned by G. I. Agency, Inc., subject only to the first and prior lien in favor of Group, Inc. d/b/a The
Insurance Group and Heritage Marketing, Inc.

3. Borrower shall execute a separate UCC-1 financing statement form which perfects lenders security interest in the assets referenced above.

4. In the event the borrower defaults on the promissory note or security agreement referenced above, then the borrower further agrees to the following:

         (A) Effective upon receipt by borrower of lender's written notice of default, borrower shall assign to lender any and all amounts owed to borrower by Brooke Corporation whether for sales commissions, net premiums or from any other source.

         (B) Borrower agrees that all receipts from collection of borrower's customer account receivables shall be deposited to a deposit account which is owned and controlled by Brooke Corporation and that, effective upon receipt by borrower of lender's written notice of default, borrower authorizes Brooke Corporation to pay any such customer account receivables to the lender if requested by the lender.

         (C) Effective upon receipt by borrower of lender's written notice of default, borrower assigns to lender any and all ownership of borrower's customer accounts and authorizes Brooke Corporation to transfer ownership of borrower's customer accounts to lender.

         (D) Effective upon receipt by borrower of lender's written notice of default, borrower authorizes Brooke Corporation to divulge to lender or to those designated by lender any information requested by lender, whether confidential or otherwise.

         (E) Effective upon receipt by borrower of lender's written notice of default, borrower shall cooperate with lender in transferring ownership of all of borrower's customer accounts and policies to lender.
         Furthermore, borrower shall cause, to the extent reasonably possible, borrower's officers, directors, partners, independent contractors and employees to cooperate with lender in transferring ownership of all of borrower's customer accounts and policies to lender.

         (F) Effective upon receipt by borrower of lender's written notice of default, the borrower shall assign to lender all of borrower's rights to the lease of office space used to serve borrower's customers, if requested by lender.


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         (G) Effective upon receipt by borrower of lender's written notice of default, the, borrower shall assign to lender all of borrower's rights to the lease of a post office box or other mailing address used to serve borrower's customers, if requested by lender.

         (H) Within seven days of receipt by borrower of lender's written notice of default, borrower shall deliver to lender all of borrower's customer files and customer records.

6. The borrower acknowledges that Brooke Corporation is lender's parent company and that the lender shall provide to Brooke Corporation a copy of all loan and security agreements executed by borrower in connection with said loan.

7. Borrower holds Brooke Corporation harmless for any breach of the terms of said Franchise Agreement by Brooke Corporation which may result from actions taken by Brooke Corporation that are authorized by these Loan Agreements.

8. Notices which may be required to be sent by lender to the borrower in accordance with these agreements shall be sufficient if in writing and if sent by registered mail to borrower's residence.

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
Lender's Address:                              Borrower's Business Address:
Brooke Credit Corporation                      G.I. Agency, Inc.
205 F Street, PO Box 426                       205 F Street, PO Box 426
Phillipsburg, KS  67661                        Phillipsburg, KS  67661


The undersigned agree to the foregoing and acknowledge receipt of a copy of this
agreement on this the  12   day of September, 1997.


                                                   Brooke Credit Corporation

                                                   by: /s/  Leland G. Orr
                                                      -----------------------

G.I. Agency, Inc., Borrower                        Attest:

 /s/  Michael Hess                                  /s/  James L. Bush
 --------------------------                         -------------------------
Michael Hess, President                            James L. Bush, Secretary

NOTICE TO BORROWER: This written agreement is the final expression of the agreement between you and the Lender, and as such it may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement between you and the Lender.

ADDITIONAL TERMS: None

AFFIRMATION: By signing here, Borrower and Lender affirm that no unwritten oral agreement between them exists.

                                                  Brooke Credit Corporation
                                                  by: /s/  Leland G. Orr
                                                     ------------------------
G.I. Agency, Inc., Borrower                       Attest:

 /s/  Michael Hess                                /s/  James L. Bush
 --------------------------                       ---------------------------
Michael Hess, President                           James L. Bush, Secretary